UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2014 (June 30, 2014)

Jason Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36051	46- 2888322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 East Wisconsin Avenue, Suite 2100

Milwaukee, Wisconsin 53202

(Address of principal executive offices, including zip code)

(414) 277-9445

(Registrant’s telephone number, including area code)

Quinpario Acquisition Corp.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On June 30, 2014 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) among Jason Partners Holdings Inc. (“Jason”) and JPHI Holdings Inc., a subsidiary of the registrant (“Quinpario Sub”), pursuant to the stock purchase agreement (the “Purchase Agreement”), dated as of March 16, 2014, by and among Jason, Jason Partners Holdings LLC (“Seller”), the registrant, Jason Industries, Inc. (formerly known as Quinpario Acquisition Corp.) (“Jason Industries”), and Quinpario Sub, providing for the acquisition of all of the capital stock of Jason by Quinpario Sub.

In connection with the closing of the Business Combination, the registrant changed its name from Quinpario Acquisition Corp. to Jason Industries, Inc. Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to the combined company and its subsidiaries, “Quinpario” refers to the registrant prior to the closing of the Business Combination.

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreements

Overview

On June 30, 2014, Jason Incorporated, an indirect wholly owned subsidiary of the Company (“Jason Incorporated”), as the borrower, entered into (i) the First Lien Credit Agreement, dated as of June 30, 2014, with Jason, Jason Holdings, Inc. I (“Intermediate Holdings”), Deutsche Bank AG New York Branch, as administrative agent (the “First Lien Administrative Agent”), the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto (the “New First Lien Credit Agreement”) and (ii) the Second Lien Credit Agreement, dated as of June 30, 2014, with Jason, Intermediate Holdings, Deutsche Bank AG New York Branch, as administrative agent (the “Second Lien Administrative Agent”), the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto (the “New Second Lien Credit Agreement” and, together with the New First Lien Credit Agreement, the “New Credit Agreements”).

The New First Lien Credit Agreement provides for (i) term loans in an aggregate principal amount of $310,000,000 (the “First Lien Term Facility” and the loans thereunder the “First Lien Term Loans”) and (ii) a revolving loan of up to $40,000,000 (including revolving loans, swingline loans and letters of credit) (the “Revolving Credit Facility”), in each case under the new first lien senior secured loan facilities (the “First Lien Credit Facilities”). The New Second Lien Credit Agreement provides for term loans in an aggregate principal amount of $110,000,000 under the new second lien senior secured term loan facility (the “Second Lien Term Facility” and the loans thereunder the “Second Lien Term Loans” and, the Second Lien Term Facility together with the First Lien Credit Facilities, the “New Credit Facilities”). Substantially concurrently with the consummation of the Business Combination, the full amount of the first lien terms loans and second lien term loans were drawn, and no revolving loans were drawn.

Interest Rate and Fees

At Jason Incorporated’s election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the “prime rate” of Deutsche Bank AG New York Branch (b) the federal funds effective rate plus 0.50% and (c) the Eurocurrency rate applicable for an interest period of one month plus 1.00%, plus an applicable margin equal to (x) 3.50%, in the case of the First Lien Term Loans, (y) 2.25% in the case of the Revolving Credit Facility or (z) 7.00% in the case of the Second Lien Term Loans or (ii) a Eurocurrency rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin equal to (x) 4.50%, in the case of the First Lien Term Loans, (y) 3.25% in the case of the Revolving Credit Facility or (z) 8.00% in the case of the Second Lien Term Loans. Borrowings under the First Lien Term Facility and Second Lien Term Facility will be subject to a floor of 1.00% in the case of Eurocurrency loans. The applicable margin for loans under the Revolving Credit Facility will be adjusted after the completion of Jason Incorporated’s first full fiscal quarter after the closing of the Business Combination based upon Jason Incorporated’s consolidated first lien net leverage ratio.

Prepayments

Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (1) a percentage of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by Jason Incorporated or any of its Restricted Subsidiaries (as defined in the New Credit Agreements) in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (2) 100% of the net cash proceeds from the issuance or incurrence of debt by Jason Incorporated or any of its Restricted Subsidiaries (other than indebtedness permitted by the New Credit Facilities); and (3) 75% (with step-downs to 50%, 25% and 0% based upon achievement of specified consolidated first lien net leverage ratios under the First Lien Credit Facilities and specified consolidated total net leverage ratios under the Second Lien Term Facility) of annual excess cash flow of Jason Incorporated and its Restricted Subsidiaries. With respect to the First Lien Term Loans, prior to the six-month anniversary of the Closing Date, a 1.00% prepayment premium is payable by Jason Incorporated in connection with certain repricing events. With respect to the Second Lien Term Facility, (i) any prepayments made prior to the one year anniversary of the Closing Date will be subject to a 3.00% prepayment premium, (ii) any prepayments made on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, will be subject to a 2.00% prepayment premium and (iii) any prepayments made on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, will be subject to a 1.00% prepayment premium. Other than the prepayment premiums and penalties described above and the payment of customary “breakage” costs, Jason Incorporated may voluntarily prepay outstanding loans at any time.

Amortization

The First Lien Term Loans have a seven-year maturity and the Revolving Credit Facility has a five-year maturity. The Second Lien Term Loans have an eight-year maturity. The principal amount of the First Lien Term Loans amortizes in quarterly installments equal to 0.25% of the original principal amount of the First Lien Term Loans, with the balance payable at maturity. Neither the Revolving Credit Facility nor the Second Lien Term Loans amortize, however each is repayable in full at maturity.

Guaranty and Security

In connection with the New Credit Facilities, Jason, Intermediate Holdings, Jason Incorporated and certain of Jason Incorporated’s subsidiaries (the “Subsidiary Guarantors”), entered into a (i) First Lien Security Agreement (the “First Lien Security Agreement”), dated as of June 30, 2014, in favor of the First Lien Administrative Agent and (ii) a Second Lien Security Agreement (the “Second Lien Security Agreement,” together with the First Lien Security Agreement, the “Security Agreements”), dated as of June 30, 2014, in favor of the Second Lien Administrative Agent. Pursuant to the Security Agreements, amounts borrowed under the New Credit Facilities and any swap agreements and cash management arrangements provided by any lender party to the New Credit Facilities or any of its affiliates are secured (i) with respect to the First Lien Credit Facilities, on a first priority basis and (ii) with respect to the Second Lien Term Facility, on a second priority basis, by a perfected security interest in substantially all of Jason Incorporated’s, Jason’s, Intermediate Holdings’ and each Subsidiary Guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property and all of the capital stock of each of Jason Incorporated’s direct and indirect wholly-owned material Restricted Subsidiaries, including Jason Incorporated (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). In addition, pursuant to the New Credit Agreements, Jason, Intermediate Holdings, Jason Incorporated and the Subsidiary Guarantors guaranteed amounts borrowed under the New Credit Facilities.

Certain Covenants and Events of Default

The New Credit Facilities contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of Jason Incorporated and its Restricted Subsidiaries to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the transactions contemplated by the Purchase Agreement); sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change its line of business, in each case, subject to certain limited exceptions. In addition, under the Revolving Credit Facility, if the aggregate outstanding amount of all Revolving Loans, swingline loans and certain letter of credit obligations exceed 25% of the revolving credit commitments at the end of any fiscal quarter, Jason Incorporated and its Restricted Subsidiaries will be required to not exceed a specified consolidated first lien leverage ratio.

The New Credit Facilities contain customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; violation of a covenant; cross-default to material indebtedness; bankruptcy events; inability to pay debts or attachment; material unsatisfied judgments; actual or asserted invalidity of any security document; and a change of control. Failure to comply with these provisions of the New Credit Facilities (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under the New Credit Agreements.

Copies of the New First Lien Credit Agreement, New Second Lien Credit Agreement, First Lien Security Agreement and Second Lien Security Agreement are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference, and the foregoing description of the New Credit Agreements and Security Agreements is qualified in its entirety by reference thereto.

Investor Rights Agreement

In connection with the closing of the Business Combination, Quinpario entered into an investor rights agreement (the “Investor Rights Agreement”) with Quinpario Sub and certain members of the Seller and management following the Business Combination (the “Rollover Participants”). The Investor Rights Agreement provides that each Rollover Participant will have the option to exchange, after the consummation of the Business Combination, all or a portion of such Rollover Participant’s shares in Quinpario Sub into the same number of shares of our common stock, as adjusted for any stock splits, stock dividends and similar transactions. The Investor Rights Agreement also contains customary registration rights of our common stock, customary governance provisions and transfer restrictions (including drag-along rights that are triggered in certain circumstances).

A copy of the Investor Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Investor Rights Agreement is qualified in its entirety by reference thereto.

Employment Agreements

David Westgate

In connection with the closing of the Business Combination, we entered into an employment agreement with David Westgate (the “Westgate Employment Agreement”), providing that Mr. Westgate would serve as the Company’s Chief Executive Officer for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Westgate Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Westgate Employment Agreement is qualified in its entirety by reference thereto.

Stephen Cripe

In connection with the closing of the Business Combination, we entered into an employment agreement with Stephen Cripe (the “Cripe Employment Agreement”), providing that Mr. Cripe would serve as the Company’s Chief Financial Officer for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Cripe Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference, and the foregoing description of the Cripe Employment Agreement is qualified in its entirety by reference thereto.

William Schultz

In connection with the closing of the Business Combination, we entered into an employment agreement with William Schultz (the “Schultz Employment Agreement”), providing that Mr. Schultz would serve as the Company’s General Counsel for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Schultz Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.8 and is incorporated herein by reference, and the foregoing description of the Schultz Employment Agreement is qualified in its entirety by reference thereto.

David Cataldi

In connection with the closing of the Business Combination, we entered into an employment agreement with David Cataldi (the “Cataldi Employment Agreement”), providing that Mr. Cataldi would serve as the Company’s President of the Acoustics and Components segments for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Cataldi Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.9 and is incorporated herein by reference, and the foregoing description of the Cataldi Employment Agreement is qualified in its entirety by reference thereto.

Srivas Prasad

In connection with the closing of the Business Combination, we entered into an employment agreement with Srivas Prasad (the “Prasad Employment Agreement”), providing that Mr. Prasad would serve as the President of the Seating segment for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Prasad Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.10 and is incorporated herein by reference, and the foregoing description of the Prasad Employment Agreement is qualified in its entirety by reference thereto.

Dr. Florestan von Boxberg

We entered into an employment agreement with Dr. Florestan von Boxberg (the “von Boxberg Employment Agreement”), providing that Dr. von Boxberg would serve as the President of the Finishing segment for a term beginning on November 1, 2010 and continuing indefinitely, unless terminated upon six months’ notice by either party or otherwise according to the agreement. The von Boxberg Employment Agreement supersedes previous agreements and arrangements, in particular the service agreement dated June 24, 2006, wherein the appointment of Dr. von Boxberg occurred on the effective date August 15, 2006.

A copy of the von Boxberg Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.11 and is incorporated herein by reference, and the foregoing description of the von Boxberg Employment Agreement is qualified in its entirety by reference thereto.

John Hengel

In connection with the closing of the Business Combination, we entered into an employment agreement with John Hengel (the “Hengel Employment Agreement”), providing that Mr. Hengel would serve as the Company’s Vice President of Finance for a term beginning on the Closing Date and ending on December 31, 2017, unless automatically renewed according to the agreement.

A copy of the Hengel Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.12 and is incorporated herein by reference, and the foregoing description of the Hengel Employment Agreement is qualified in its entirety by reference thereto.

Indemnification Agreements

We expect to enter into indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

A copy of a form indemnification agreement is filed with this Current Report on Form 8-K as Exhibit 10.13 and is incorporated herein by reference, and the foregoing description of the indemnification agreement(s) is qualified in its entirety by reference thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Purchase Agreement are described in the Company’s Proxy Statement dated June 16, 2014 (the “Proxy Statement”) relating to the Special Meeting (as defined below) in the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement,” which is incorporated by reference herein.

The Business Combination was approved by Quinpario’s stockholders at the Special Meeting in lieu of 2014 Annual Meeting of the Stockholders held on June 30, 2014 (the “Special Meeting”). At the Special Meeting, 21,870,040 shares of Quinpario common stock were voted in favor of the proposal to approve the Business Combination and no shares of Quinpario common stock were voted against that proposal.

In connection with the closing, the Company redeemed a total of 2,542,667 shares of its common stock pursuant to the terms of the Company’s amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $26,101,273. In the Business Combination, the Company paid the following consideration to the former equity holders of Jason: (i) $260,449,700 in aggregate cash consideration and (ii) reserved 3,485,623 shares of our common stock deliverable upon exchange of shares of Quinpario Sub which are held by former equity holders of Jason.

As of the Closing Date following the redemption, there were 21,990,666 shares of common stock of the Company outstanding, 45,000 shares of Series A Convertible Preferred Stock of the Company outstanding and warrants exercisable for 18,400,000 shares of common stock of the Company. As of the Closing Date, the former equity holders of Jason owned approximately 3,485,623 shares of Quinpario Sub exchangeable on a one-for-one basis for shares of common stock of the Company. As of the Closing Date, the Quinpario founders owned approximately 31% of the outstanding common stock of the Company and the Quinpario public stockholders owned approximately 69% of the outstanding common stock of the Company.

In connection with the closing of the Business Combination, the unsecured, non-interest bearing promissory note, dated as of May 12, 2014, by and between Quinpario and Quinpario Partners LLC, for an amount up to $2,500,000 inclusive of amounts advanced to Quinpario by Quinpario Partners LLC for transaction costs associated with the exploration of potential business combinations and transaction costs incurred in connection the Business Combination, was paid in full.

Prior to the closing, Quinpario was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the closing, the Company became a holding company whose assets primarily consist of interests in its subsidiary, Quinpario Sub and its subsidiary Jason. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions described herein;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 38.

Business

The business of Jason prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about Jason” beginning on page 176, which is incorporated by reference herein. The business of Quinpario prior to the Business Combination is described in the Proxy Statement in the section entitled “Information about Quinpario” beginning on page 159, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 38, which is incorporated by reference herein.

Selected Financial Information

Selected Historical Financial Information of Jason

The selected historical financial information of Jason is provided in the Proxy Statement in the section entitled “Selected Historical Financial Information of Jason” beginning on page 32, which is incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet as of March 31, 2014 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are based on the historical financial statements of Jason and Quinpario after giving effect to the Business Combination and the related financing transactions.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give pro forma effect to the Business Combination and the related financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the Business Combination and the related financing transactions were completed on March 31, 2014.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 was derived from Jason’s unaudited consolidated balance sheet as of March 28, 2014 and Quinpario’s unaudited consolidated balance sheet as of March 31, 2014. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 was derived from Jason’s unaudited consolidated statement of operations for the three months ended March 28, 2014 and Quinpario’s unaudited consolidated statement of income for the three months ended March 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

The Business Combination is accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections in the Proxy Statement entitled “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 206 and the historical consolidated financial statements and notes thereto of Quinpario and Jason.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.

The unaudited pro forma condensed combined financial statements have been prepared based on 2,542,667 shares of Quinpario common stock redeemed, reflecting the final level of stockholders exercising their redemption rights with respect to their public shares.

On June 30, 2014, we raised gross proceeds of $45 million from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment (defined below) to consummate the Business Combination. The Series A Convertible Preferred Stock is convertible into the Company’s common stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Jason Industries common stock refer to notes 3 (o) and 5 (d) of the notes to unaudited pro forma condensed financial information.

On May 6, 2014, Quinpario commenced an offer to purchase up to 9,200,000 of its public warrants at a purchase price of $0.75 per public warrant in a proposed tender offer that will expire after the consummation of the Business Combination (the “Warrant Tender Offer”). On June 18, 2014, Quinpario increased the price of its previously announced tender offer to $1.00 per warrant. The purpose of the Warrant Tender Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving cash for their public warrants. Because the Warrant Tender Offer has not yet expired and the number of warrants tendered has not been determined, the unaudited pro forma condensed combined financial information does not give effect to the Warrant Tender Offer.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Quinpario Acquisition Corp.	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$129	$21,800	$(258,798)	3a	$177,111	3k	$(26,101)	3s	$79,938
			(17,500)	3b	399,400	3m
			(6,120)	3p	(244,400)	3n
					(2,908)	3n
					42,500	3o
					(5,175)	3q
Accounts receivable—net	—	110,443	—		—		—		110,443
Inventories	—	76,668	3,868	3d	—		—		80,536
Other current assets	88	28,034	(1,377)	3h	—		—		26,745

Total current assets	217	236,945	(279,927)		366,528		(26,101)		297,662

Investments held in trust account	177,111	—	—		(177,111)	3k	—		—
Property, plant, and equipment—net	—	125,419	71,977	3e	—		—		197,396
Goodwill	—	34,198	142,015	3i	—		—		176,213
Other intangible assets—net	—	47,765	135,558	3f, 3g	—		—		183,323
Other assets—net	—	12,788	(3,524)	3n	12,450	3m	—		21,714

Total long-term assets	177,111	220,170	346,026		(164,661)		—		578,646

TOTAL ASSETS	$177,328	$457,115	$66,099		$201,867		$(26,101)		$876,308

	Quinpario Acquisition Corp.	Jason Partners Holdings Inc.	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$6,453	$—		$3,100	3m	$—		$7,203
					(2,350)	3n
Accounts payable and accrued expenses	2,992	100,046	—		(2,908)	3n	—		100,130
Other current liabilities	—	20,505	—		—		—		20,505

Total current liabilities	2,992	127,004	—		(2,158)		—		127,838

Long-term liabilities:
Deferred underwriters’ fee	5,175	—	—		(5,175)	3q	—		—
Long-term debt	—	250,497	408	3n	411,850	3m	—		417,605
					(242,050)	3n
					(3,100)	3m
Deferred income taxes	—	25,399	73,882	3h	—		—		99,281
Other long-term liabilities	—	16,364	—		—		—		16,364

Total long-term liabilities	5,175	292,260	74,290		161,525		—		533,250

TOTAL LIABILITIES	8,167	419,264	74,290		159,367		—		661,088

Redeemable securities	164,161	—	—		(164,161)	3r	—		—
EQUITY
CONTROLLING INTEREST STOCKHOLDERS’ EQUITY (DEFICIT)
Convertible perpetual preferred stock	—	—	—		42,500	3o	—		42,500
Common stock	1	—	—		2	3r	(1)	3s	2
Additional paid-in capital	4,999	25,407	(25,407)	3j	164,159	3r	(26,100)	3s	143,058
Retained earnings (accumulated deficit)	—	12,375	(12,375)	3j	—		—		(6,120)
			(6,120)	3p
Accumulated other comprehensive income	—	69	(69)	3j	—		—		—

TOTAL STOCKHOLDERS’ EQUITY(DEFICIT) FOR CONTROLLING INTEREST	5,000	37,851	(43,971)		206,661		(26,101)		179,440
NONCONTROLLING INTEREST	n/a	n/a	35,780	3l	—		—		35,780

TOTAL EQUITY	5,000	37,851	(8,191)		206,661		(26,101)		215,220

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$177,328	$457,115	$66,099		$201,867		$(26,101)		$876,308

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarterly Period Ended March 31, 2014

(in thousands, except share and per share information)

	Quinpario Acquisition Corp. (Period for the three months ended March 31, 2014)	Jason Partners Holdings Inc. (Period for the three months ended March 28, 2014)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined	Footnote Reference
Revenue	$—	$186,536	$—		$—		$—		$186,536
Cost of sales	—	144,492	(4,406)	4a	—		—		145,933
			5,847	4b

Gross profit	—	42,044	(1,441)		—		—		40,603

Operating expenses
Selling and administrative expenses	3,546	29,453	(554)	4a	—		—		31,985
			865	4b
			(1,364)	4c
			3,271	4d
			(3,232)	4g
Newcomerstown fire gain	—	—	—		—		—		—
Restructuring	—	647	—		—		—		647
Other net charges (gains)	—	123	—		—		—		123

Total operating expense	3,546	30,223	(1,014)		—		—		32,755

Operating income (loss)	(3,546)	11,821	(427)		—		—		7,848

Other income (expenses)
Interest (expense)	—	(3,495)	—		3,026	4e	—		(7,942)
					(7,473)	4f
Interest income	14	—	—		—		—		14
Gain from sale of joint ventures	—	3,508	—		—		—		3,508
Other income	—	393	—		—		—		393

Total other income (expense)	14	406	—		(4,447)		—		(4,027)

Pre-tax income (loss)	(3,532)	12,227	(427)		(4,447)		—		3,821
Tax provision (benefit)	—	4,492	(152)	4h	(1,703)	4h	—		2,637

	Quinpario Acquisition Corp. (Period for the three months ended March 31, 2014)	Jason Partners Holdings Inc. (Period for the three months ended March 28, 2014)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined	Footnote Reference
Net income (loss)	(3,532)	7,735	(275)		(2,744)		—		1,184
Less: Net income attributable to the noncontrolling interest	—	—	—		(147)	4i	—		(147)

Net income (loss) attributable to controlling interest	(3,532)	7,735	(275)		(2,891)		—		1,037
Accretion of preferred stock dividends and redemption premium	—	—	—		(900)	5c	—		(900)

Net income (loss) attributable to common shareholders of controlling interest	$(3,532)	$7,735	$(275)		$(3,791)		$—		$137

Earnings (loss) per share available to common shareholders of controlling interest—basic	$(0.43)								$0.01
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$(0.43)								$0.01
Weighted average shares outstanding—basic	8,267,875	—	16,265,458	5a	—		(2,542,667)	3s	21,990,666	5a
Weighted average shares outstanding—diluted	8,267,875	—	16,265,458	5a	—		(2,542,667)	3s	21,990,666	5a,5b

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2013

(in thousands, except share and per share information)

	Quinpario Acquisition Corp. (Period from May 31, 2013 (Inception) to December 31, 2013)	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined	Footnote Reference
Revenue	$—	$680,845	$—		$—		$—		$680,845
Cost of sales	—	527,371	(19,889)	4a	—		—		530,867
			23,385	4b

Gross profit	—	153,474	(3,496)		—		—		149,978

Operating expenses:
Selling and administrative expenses	536	109,962	(1,692)	4a	—		—		119,929
			3,462	4b
			(5,424)	4c
			13,085	4d
Newcomerstown fire gain	—	(12,483)	—		—		—		(12,483)
Restructuring	—	2,950	—		—		—		2,950
Other net charges (gains)	—	(674)	—		—		—		(674)

Total operating expense	536	99,755	9,431		—		—		109,722

Operating income (loss)	(536)	53,719	(12,927)		—		—		40,256

Other income (expenses):
Interest (expense)	—	(20,716)	—		18,896	4e	—		(31,713)
					(29,893)	4f
Interest income	22	—	—		—		—		22
Gain from involuntary conversion of property, plant and equipment	—	6,351	—		—		—		6,351
Other income	—	2,981	—		—		—		2,981

Total other income (expense)	22	(11,384)	—		(10,997)		—		(22,359)

Pre-tax income (loss)	(514)	42,335	(12,927)		(10,997)		—		17,897
Tax provision (benefit)	—	18,247	(4,602)	4h	(4,212)	4h	—		9,433

	Quinpario Acquisition Corp. (Period from May 31, 2013 (Inception) to December 31, 2013)	Jason Partners Holdings Inc. (Period from January 1, 2013 to December 31, 2013)	Pro Forma Adjustments for the Business Combination	Footnote Reference	Pro Forma Adjustments for Refinancing	Footnote Reference	Pro Forma Adjustments for Tender of Common Stock	Footnote Reference	Pro Forma Combined	Footnote Reference
Net income (loss)	(514)	24,088	(8,325)		(6,785)		—		8,464
Less: Net income attributable to the noncontrolling interest	—	—	—		(1,053)	4i	—		(1,053)

Net income (loss) attributable to controlling interest	(514)	24,088	(8,325)		(7,838)		—		7,411
Accretion of preferred stock dividends and redemption premium	—	(2,405)	2,405	3j	(3,600)	5c	—		(3,600)

Net income (loss) attributable to common shareholders of controlling interest	$(514)	$21,683	$(5,920)		$(11,438)		$—		$3,811

Earnings (loss) per share available to common shareholders of controlling interest—basic	$(0.07)								$0.17
Earnings (loss) per share available to common shareholders of controlling interest—diluted	$(0.07)								$0.17
Weighted average shares outstanding—basic	7,526,526	—	17,006,807	5a	—		(2,542,667)	3s	21,990,666	5a
Weighted average shares outstanding—diluted	7,526,526	—	17,006,807	5a	—		(2,542,667)	3s	21,990,666	5a,5b

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On June 30, 2014, pursuant to the Purchase Agreement, Quinpario acquired Jason through the acquisition of the outstanding shares of Jason’s common stock by Quinpario Sub (the “Business Combination”). Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, shares of common stock of Jason were exchanged for cash, in the case of Seller, and validly issued shares of Quinpario Sub’s common stock in the case of the “Rollover Participants.” The Business Combination purchase price of $538.65 million is subject to working capital and other customary adjustments to be determined at the closing of the Business Combination in accordance with the terms of the Purchase Agreement. Assuming the Business Combination occurred on March 31, 2014, the consideration that would have been paid to Seller and the Rollover Participants for their respective shares of Jason common stock would have been $294.6 million, consisting of $258.8 million in cash (the “Cash Consideration”) and $35.8 million in common equity issued by Quinpario Sub (“Quinpario Sub Shares”) in exchange for the contribution of shares of Jason common stock by such members of Seller (“rollover”). Such consideration reflects an increase of $19.5 million representing the working capital adjustment based on a target working capital level of $80.0 million and a $17.5 million reduction for estimated transaction expenses paid on behalf of Seller by Jason. The Cash Consideration was comprised of funds held in our trust account and through a redemption by Jason of the remaining shares of its common stock held by Seller using the proceeds of the debt financing. The remainder of such debt financing was used by Jason to pay certain of its existing indebtedness and for general corporate purposes after closing. Such borrowed funds were assumed by the Company at closing.

2. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2014. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 give pro forma effect to the Business Combination and the related financing transactions as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 was derived from Jason’s unaudited consolidated balance sheet as of March 28, 2014 and Quinpario’s unaudited consolidated balance sheet as of March 31, 2014. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 was derived from Jason’s unaudited consolidated statement of operations for the three months ended March 28, 2014 and Quinpario’s unaudited consolidated statement of income for the three months ended March 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was derived from Jason’s audited consolidated statement of operations for the year ended December 31, 2013 and Quinpario’s audited consolidated statement of income for the period May 31, 2013 (inception) to December 31, 2013.

Jason’s audited consolidated statement of operations for the year ended December 31, 2013 includes certain insurance gains related to the resolution of insurance claims for a fire that destroyed its Newcomerstown, Ohio facility in 2011. These gains include $12.4 million associated with business interruption activities and $6.4 million associated with the involuntary conversion of property, plant and equipment. These gains are more fully described in Note 18 of Jason’s audited consolidated financial statements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Jason and Quinpario. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results. Unless indicated otherwise, all amounts presented in the unaudited pro forma condensed combined financial information section are in thousands, except per share information.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Purchase Agreement and the final evaluation of Jason’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination.

The preliminary consideration and allocation of the purchase price to the fair value of Jason’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2014 is presented as follows (in thousands):

	Note	Amount
Calculation of consideration
Purchase price	3a	$538,650
Purchase price adjustments in accordance with the Purchase Agreement
Add: Working capital adjustment	3a	19,472
Less: Bank debt, including accrued interest	3a	(260,344)
Add: Cash and cash equivalents	3a	14,300
Less: Seller transaction costs to be paid by Jason	3b	(17,500)

Total consideration to be transferred	3a	$294,578
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Jason’s net assets	3c	37,851
Less: Transaction costs expected to be incurred by Jason	3b	(17,500)
Less: Historical deferred financing costs and debt discount	3n	(3,932)
Less: Historical Jason goodwill	3i	(34,198)

		$(17,779)
Fair value adjustments of net assets acquired
Inventories	3d	3,868
Property, plant and equipment	3e	71,977
Identifiable intangible assets
Patents	3f	1,353
Trademarks and other intangibles	3f	36,884
Customer relationships	3g	97,321
Deferred tax liabilities	3h	(75,259)

Goodwill	3i	$176,213

(a)	In accordance with the Purchase Agreement, the purchase price of $538,650 is to be adjusted based on a target net working capital level of $80,000; the purchase price will be increased by the amount that working capital exceeds the target level or will be decreased by the amount that working capital falls below the target level. The purchase price is to be further reduced for transaction expenses of Seller and for the amount of Jason’s net bank debt. Net bank debt refers to total gross bank debt, including accrued interest, less the amount of Jason’s cash and cash equivalents adjusted for the net after tax proceeds received in the recent sale of two joint venture operations. Assuming a March 31, 2014 transaction date, the net purchase price paid to Seller would total $294,578, consisting of $258,798 in cash and $35,780 in common equity as described in note 3l.
(b)	Represents the estimated amount of Seller transaction costs to be paid by Jason of $17,500 including investment banking fees of $8,100, fees payable to Saw Mill Capital LLC and Falcon Investment Advisors LLC (Seller’s significant shareholders) in accordance with the Management Services Agreement dated September 21, 2010 of $5,380, fees for legal, accounting, tax and valuation services of $2,700, and other expenses of $1,320. These costs will result in a reduction to Jason’s historical net assets and are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(c)	Reflects the acquisition of the historical book value of Jason’s net assets as of March 31, 2014.
(d)	Represents the write-up of inventories by $3,868 to their estimated fair value of $80,536. Jason carries approximately 50 days of inventory to meet its production requirements and customer orders. Therefore, it is expected that the inventory fair value write-up will result in an increase to cost of goods sold during the period immediately following the Business Combination. The fair value estimate of raw materials was based on the purchase cost of such materials reduced by provisions for estimated obsolescence. The fair value of work-in process inventories was determined by estimating and adding the costs to bring these inventories to a finished state to the book value of such inventories, estimating the selling price of such inventories and then subtracting the cost to complete, disposal costs, holding costs and a normal profit. The fair value of finished goods inventories was determined based on the estimated selling price of such inventories then subtracting disposal costs, holding costs and a normal profit for the selling effort still to be undertaken.
(e)	Represents the write-up of property, plant and equipment by $71,977 to their estimated fair value of $197,396. Excluding land, the property, plant and equipment amount is expected to be depreciated over an average period of 7 years. The fair value estimate of property, plant and equipment is preliminary. The fair value of land and buildings was determined using a value-in-use premise of value. The estimated cost to reproduce these assets and the value of recent market exchanges for similar assets were both used to determine an appropriate fair value. The fair value of personal property was determined using the indirect cost approach. In this method, inflation cost index trends were applied to the original costs of the assets to estimate current reproduction or replacement cost. Depreciation was then subtracted to calculate fair value. The indirect cost approach was used because it was believed to most accurately reflect all of the value attributable to an asset valued on an in-use premise, including the freight, engineering and installation costs.
(f)	Represents the increase in carrying value of patents by $1,353 to reflect their estimated fair value of $2,660 and the increase in carrying value of trademarks and other intangibles by $36,884 to reflect their estimated fair value of $54,300. The fair value estimates of patents, trademarks and other intangibles are preliminary and were determined using the relief from royalty method, which is a variation of the income approach. The relief from royalty method utilizes the present value of royalty streams to provide an estimate of the fair value of the asset. Patents are expected to be amortized over a period of approximately 7 years and trademarks and other intangibles are expected to be amortized over a period of approximately 13 years.
(g)	Represents the increase in carrying value of customer relationships by $97,321 to reflect their estimated fair value of $126,363. The fair value estimate of customer relationships is preliminary and was determined using the income approach. This approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. The present value of expected future cash flows indicates the fair value of the asset. Customer relationships are expected to be amortized over a period of approximately 15 years.
(h)	Represents the recording of current and non-current deferred income tax liabilities of $1,377 and $73,882, respectively, resulting from fair value adjustments for inventories, property, plant and equipment and identifiable intangible assets of $3,868, $71,977 and $135,558, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the fair value write-ups at a 35.6% weighted average statutory income tax rate taking into account applicable U.S. federal, U.S. state and non U.S. rates. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and intangible assets acquired and liabilities assumed by jurisdiction.

(i)	Prior to the Business Combination, Jason’s historical goodwill totaled $34,198. As a result of the Business Combination, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition of Jason by Quinpario as of March 31, 2014 would have resulted in a net increase in goodwill of $142,015 to $176,213.
(j)	Represents the elimination of Jason’s historic common stock, additional paid-in capital, accumulated other comprehensive income, retained earnings and accretion of preferred stock dividends and redemption premium.
(k)	Represents the reclassification of the cash equivalents in the Quinpario investments held in trust account to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination.
(l)	The total net purchase price to be paid to Seller’s shareholders has been reduced by $35,780 representing the expected value of the amount to be reinvested by the Rollover Participants. Pursuant to the Purchase Agreement, the Rollover Participants will exchange certain of their existing shares of Seller for Quinpario Sub Shares and will receive the option to exchange all or a portion of their Quinpario Sub Shares into the same number of shares of the Company’s common stock. As a result, Rollover Participants have a 12.4% ownership interest in Quinpario Sub (and thereby Jason). Therefore, a non-controlling interest has been recorded at its estimated fair value.
(m)	Represents the issuance of $420,000 of new debt, reduced by the amount of original issue debt discount of $8,150. The new debt is comprised of a seven year $310,000 first lien term loan and an eight year $110,000 second lien term loan. The first lien term loan is to be repaid in the amount of $775 each quarter; therefore, $3,100 of this loan is classified as current portion of long-term debt. The full amount of the second lien term loan is due on the eighth anniversary of the loan. The proceeds from the new debt will be used to retire debt of $244,400 and accrued interest of $2,908 outstanding under Jason’s existing U.S. senior credit facility and to finance a portion of the Purchase Price. Jason’s existing non U.S. debt of $12,958 will remain outstanding. In connection with the incurrence of the new debt, $12,450 of debt issuance costs are expected to be capitalized and amortized over the life of the underlying issuances.
(n)	Represents the extinguishment of amounts outstanding under Jason’s existing U.S. senior credit facility, including the short-term and long-term portion of term loans of $2,350 and $242,050, respectively, and accrued interest of $2,908. Capitalized debt issuance costs and debt discount of $3,524 and $408, respectively, will be written off resulting in a reduction to Jason’s historical net assets. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(o)	Represents the issuance of 45,000 shares of Series A Convertible Preferred Stock in the amount of $45,000, reduced by issuance costs of $2,500. Each share of Series A Convertible Preferred Stock is convertible into shares of Jason Industries common stock. The unaudited pro forma condensed combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of Jason Industries common stock, the impact on the unaudited pro forma condensed combined balance sheet as of March 31, 2014 would be as follows:

Line Item	Currently Reported	As Adjusted for the Conversion
Convertible perpetual preferred stock	$42,500	$0
Common stock	$2	$2
Additional paid-in capital	$143,058	$185,558

(p)	To record estimated acquisition-related transaction costs of $6,120. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(q)	To record the payment of the deferred underwriters’ fee arising in connection with Quinpario’s initial public offering in the amount of $5,175. This transaction is reflected as a reduction in cash and accrued liabilities.

(r)	At March 31, 2014, certain of Quinpario’s common shares were subject to a possible redemption and, as such, an amount of $164,161 was classified outside the equity section in Quinpario’s historical balance sheet. Following consummation of the Business Combination, the shares are no longer redeemable and have been classified as a component of shareholders’ equity.
(s)	To record the impact of redemption of 2,542,667 shares by Quinpario shareholders reducing the remaining cash balance on hand following the Business Combination.

4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	Represents the elimination of Jason’s historic depreciation expense, a portion of which was recorded in cost of goods sold and a portion in selling and administrative expenses.
(b)	To record pro forma depreciation expense on the portion of the purchase price allocated to property, plant and equipment. Depreciation expense associated with assets used in Jason’s manufacturing operations is recorded in cost of goods sold while depreciation expense associated with assets used in selling, general and administrative activities is recorded in selling and administrative expenses. A summary of the estimated depreciation expense for the year ended December 31, 2013 of $26,847 is set forth in the table below. Depreciation expense for the three months ended March 31, 2014 is estimated to be $6,712.

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Depreciation
Land	$9,220	n/a	$—
Buildings	29,450	20.0	1,473
Improvements	5,640	5.0	1,128
Machinery and Equipment	117,069	8.2	14,276
Furniture and Fixtures	5,632	5.0	1,126
Tooling	12,687	3.0	4,229
Vehicles	1,238	3.0	413
Computers and Software	6,390	2.0	3,195
Construction in Progress	10,070	10.0	1,007

	$197,396		$26,847

(c)	Represents the elimination of Jason’s historic amortization expense.
(d)	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. A summary of the estimated amortization expense for the year ended December 31, 2013 of $13,085 is set forth in the table below. Amortization expense for the three months ended March 31, 2014 is estimated to be $3,271:

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated Annual Amortization
Customer Relationships	$126,363	14.8	$8,541
Patents	2,660	7.0	380
Trademarks and Other	54,300	13.0	4,164

	$183,323		$13,085

(e)	Represents the elimination of Jason’s historic interest expense associated with the U.S. senior credit facility term loans that will be extinguished in connection with the issuance of new debt as described in note 3n.
(f)

To record interest expense of $7,473 and $29,893 for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, from the issuance of $420,000 of new debt. Interest expense includes $445 and $1,779 of debt issuance cost amortization for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and $291 and $1,165 of debt discount amortization for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively. The interest rates under the new financing agreements are expected to be based on LIBOR, with a minimum LIBOR amount (i.e. floor) of 1.00%. First lien term loans totaling $310,000 will carry a margin of 4.50% and second lien term loans totaling $110,000 will carry a margin of 8.00%. Therefore, the total interest rate on the first lien term loans is estimated to be 5.50% and the interest rate on the second lien term loans is estimated to be 9.00%. For the purposes of these unaudited pro forma condensed combined financial statements, the LIBOR floor of 1.00% has been assumed in view of the fact that applicable LIBOR rates are currently less than 1.00%. If the LIBOR interest rate on the first and second lien term loans were to increase by 0.125%, the pro forma interest expense would increase by $525.
(g)	Represents the elimination of transaction costs directly related to the Business Combination that were incurred by Quinpario and Jason of $1,655 and $1,577, respectively. These costs are being excluded from the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.
(h)	Represents the income tax effect of the pro forma adjustments related to the acquisition of Jason calculated using the U.S. statutory income tax rate of 35.0%, U.S. state tax rates, and non U.S. tax rates. The effective tax rate of the combined company could be significantly different depending on the mix of post-acquisition income and other activities. The effective tax rate used to calculate the income tax effect of the purchase accounting adjustments of 35.6% differs from the effective income tax rate of 38.3% used to calculate the income tax effect of the refinancing adjustments due to the mix of U.S. and non U.S. tax jurisdictions impacted by such adjustments.
(i)	Reflects the non-controlling interest share of historical net income and related pro forma adjustments.

5. Earnings per Share

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Quinpario weighted average number of shares outstanding of 8,267,875 and 7,526,526 for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, adjusted by 16,265,458 and 17,006,807 shares, respectively, to increase the weighted average share amount to 24,533,333 at both March 31, 2014 and December 31, 2013, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption, reduced by 2,542,667 shares redeemed in connection with the Business Combination. Quinpario currently has 18,400,000 redeemable common stock purchase warrants as well as Series A Convertible Preferred Stock outstanding. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Quinpario shares and the approximate per share redemption price of $10.26, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.
(b)	Pursuant to the Purchase Agreement, the Rollover Participants exchanged certain of their existing membership interests of Seller valued at $35,780 for shares of Jason of equal value, which were contributed to Quinpario Sub in exchange for 3,485,623 shares of Quinpario Sub with the option to exchange all or a portion of Quinpario Sub into the same number of shares of Jason Industries common stock. The pro forma diluted weighted average shares do not give effect to an assumed conversion through the exchange of Quinpario Sub Shares into shares of Jason Industries common stock because the resulting effect would be antidilutive.
(c)	Represents the accretion of dividends on the Series A Convertible Preferred Stock at a dividend rate of 8%.

(d)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations do not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock were to be converted into shares of the Company’s common stock, the impact on the unaudited pro forma condensed combined basic and diluted earnings per share calculations for the quarterly period ended March 31, 2014 and the fiscal year ended December 31, 2013 would be as follows:

For the quarterly period ended March 31, 2014:

Line Item	Currently Reported	As Adjusted for the Conversion
Accretion of preferred stock dividends and redemption premium	$(900)	$0
Net income (loss) attributable to common shareholders of controlling interest	$137	$1,037
Earnings (loss) per share available to common shareholders of controlling interest – basic	$0.01	$0.04
Earnings (loss) per share available to common shareholders of controlling interest – diluted	$0.01	$0.04
Weighted average shares outstanding – basic	21,990,666	25,643,766
Weighted average shares outstanding – diluted	21,990,666	25,643,766

For the fiscal year ended December 31, 2013:

Line Item	Currently Reported	As Adjusted for the Conversion
Accretion of preferred stock dividends and redemption premium	$(3,600)	$0
Net income (loss) attributable to common shareholders of controlling interest	$3,811	$7,411
Earnings (loss) per share available to common shareholders of controlling interest – basic	$0.17	$0.29
Earnings (loss) per share available to common shareholders of controlling interest – diluted	$0.17	$0.29
Weighted average shares outstanding – basic	21,990,666	25,643,766
Weighted average shares outstanding – diluted	21,990,666	25,643,766

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jason is set forth in the Proxy Statement in the section entitled “Jason Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 206, which is incorporated by reference herein.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of the Closing Date by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 21,990,666 shares of common stock of the Company issued and outstanding as of the Closing Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners(1)	Amount of Shares of Common Stock	Percent of Class %

5% or Greater Stockholders
Quinpario Partners I, LLC(2)	7,964,333	36.2%
AQR Capital Management LLC(3)	4,658,000	21.2%
Polar Securities, Inc.(4)	2,013,300	9.2%
Fir Tree, Inc.(5)	1,480,200	6.7%
Oz Management LP(6)	1,274,402	5.8%
Saw Mill Capital LLC(7)	1,193,583	5.4%

Directors and Named Executive Officers
David C. Westgate(8)	657,574	3%
Stephen L. Cripe(9)	155,869	*
David A. Cataldi(10)	73,063	*
John J. Hengel(11)	29,225	*
William P. Schultz(12)	14,612	*
Srivas Prasad(13)	24,354	*

Name and Address of Beneficial Owners(1)	Amount of Shares of Common Stock	Percent of Class %
Dr. Florestan von Boxberg(14)	29,225	*
James P. Heffernan	53,800	*
Edgar G. Hotard(15)	53,800	*
Robert H. Jenkins	—	—
Vincent L. Martin(16)	48,709	*
Jeffry N. Quinn(2)(17)	8,111,893	36.9%
Dr. John Rutledge(18)	53,800	*
James F. Stern	—	—
James Sullivan	—	—
All directors and executive officers as a group (15 persons)	8,058,346	36.6%

*	Represents less than 1%.
1	Unless otherwise noted, the business address of each of the persons and entities listed above is 411 East Wisconsin Avenue, Suite 2100, Milwaukee, Wisconsin 53202.
2	This amount includes 1,150,000 shares of Common Stock underlying IPO Placement Warrants that are exercisable within 60 days and 73,340 shares indirectly owned by Jeffry N. Quinn Family Trust uad 8/10/2012 through its membership interest in Quinpario Partners I, LLC, our Sponsor, consisting of 20,000 IPO Placement Shares and 53,340 founder shares. Jeffry N. Quinn maintains control over the securities in the Jeffry N. Quinn Family Trust uad 8/10/2012. Quinpario Partners LLC is the managing member of Quinpario Partners I, LLC. Jeffry N. Quinn, our Chairman of the Board, is the sole managing member of Quinpario Partners LLC. Consequently, Mr. Quinn may be deemed the beneficial owner of the founder shares and IPO Placement Shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Quinn disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest. Each of Quinpario Partners I, LLC, Quinpario Partners LLC, the Jeffry N. Quinn Family Trust uad 8/10/2012 and Jeffry N. Quinn have an address of 12935 N. Forty Drive, Suite 201, St. Louis, Missouri 63141.
3	Based on information contained in the Schedule 13G filed on February 11, 2014 by AQR Capital Management, LLC (“AQR”). AQR has reported it owns 2,329,000 shares of Common Stock and Warrants convertible into 2,329,000 shares of Common Stock, which warrants are exercisable within 60 days. AQR has disclosed that it owns a portion of such amount as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. Reporting persons have an address at Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.
4	Based on information contained in Amendment No.1 to Schedule 13G filed on February 14, 2014 by Polar Securities Inc. (“Polar Securities”) and North Pole Capital Master Fund (“North Pole”). The reporting persons have reported that North Pole owns the shares directly and Polar Securities is deemed to own such shares as the investment advisor to North Pole. The reporting persons have shared voting and dispositive power over the shares reported. The address of the business office of each of the reporting persons is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.
5	According to a Schedule 13G filed with the SEC on February 14, 2014 by Fir Tree, Inc. (“Fir Tree”), the reporting person beneficially owns 1,480,200 shares of Common Stock purchased by certain private investment funds for which Fir Tree serves as the investment manager. Fir Tree has been granted investment discretion over the shares of Common Stock held by certain private investment funds for which Fir Tree serves as the investment manager. Reporting person has an address at 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
6

Based on information contained in the Schedule 13G filed on June 16, 2014 by OZ Management LP (“OZ”), OZ Management II LP (“OZII”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Holding II LLC (“OZHII”), Och-Ziff Capital Management Group LLC (“OZM”), and Daniel S. Och. OZ and OZII each serve as the principal investment manager to a number of investment funds and discretionary accounts (the “Accounts”). OZII is a wholly-owned subsidiary of OZ and, as such, OZ may be deemed to be the beneficial owner of shares held in the Accounts managed by OZII. OZ is the sole member of OZHII, the general partner of OZII. As a result, OZ has voting and dispositive authority over the shares reported in the Schedule 13G. OZHC serves as the general partner of OZ. As such, OZHC may be deemed to control OZ and therefore may be deemed to be the beneficial owner of the shares reported in the Schedule 13G. OZM is the sole shareholder of OZHC, and for purposes of the Schedule 13G may be deemed to be the beneficial owner of the shares reported in the Schedule 13G. Mr. Daniel S. Och is the Chief Executive Officer and Executive Managing Director of OZM. As such, for purposes of the Schedule 13G, he may be deemed to control such entity and therefore be deemed to be the beneficial owner of the shares reported in the Schedule 13G. The address of the principal business office of each of the reporting persons is 9 West 57th Street, 39th Floor, New York, New York 10019.
7	Represents shares of Quinpario Sub received in the rollover, which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock. Reporting person has an address at 555 Pleasantville Road, South Building, Suite 220, Briarcliff Manor, NY 10510.
8	Includes 657,574 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
9	Includes 155,869 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
10	Includes 73,063 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
11	Includes 29,225 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
12	Includes 14,612 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
13	Includes 24,354 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
14	Includes 29,225 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
15	Does not include 84,341 shares indirectly owned by Hotard Family Interests, Ltd. through its membership interest in the Sponsor, consisting of 23,000 IPO Placement Shares and 61,341 founder shares. Mr. Hotard does not have voting or dispositive control over such securities. Hotard Family Interests, Ltd. is controlled by Mr. Hotard, who has voting and dispositive power over its securities (other than as set forth in this footnote). Hotard Family Interests, Ltd. has an address of PO Box 632266, Littleton, Colorado 80163.
16	Includes 48,708 shares of Quinpario Sub received in the rollover which can be exchanged at any time at the option of the holder into the same number of shares of Common Stock.
17	Includes 50,000 shares owned directly by the Jeffry N. Quinn Family Trust uad 8/10/2012, which Mr. Quinn controls.
18	Does not include 36,670 shares indirectly owned by Dr. Rutledge through his membership interest in the Sponsor, consisting of 10,000 IPO Placement Shares and 26,670 founder shares. Dr. Rutledge does not have voting or dispositive control over such securities.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

On June 30, 2014, James P. Heffernan, James M. Sullivan and James F. Stern were appointed to serve as Class I directors effective upon consummation of the Business Combination, with terms expiring at the Company’s annual meeting of stockholders in 2015. Effective as of the closing, the size of the board of directors was increased to nine members, and the board appointed Robert H. Jenkins, Vincent L. Martin and Dr. John Rutledge to serve as Class II directors, with terms expiring at the annual meeting of stockholders in 2016, and Jeffry N. Quinn, David C. Westgate and Edgar G. Hotard to serve as Class III directors, with terms expiring at the annual meeting of stockholders in 2017. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

Upon the closing, Messrs. Heffernan, Rutledge and Sullivan were appointed by the board of directors to serve on the Audit Committee of the board of directors, Messrs. Heffernan, Jenkins and Stern were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Messrs. Hotard, Jenkins, Martin and Quinn were appointed by the board of directors to serve on the Corporate Governance and Nominating Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 246, which is incorporated herein by reference.

Upon the closing, David C. Westgate was appointed to serve as the Company’s Chief Executive Officer, Stephen L. Cripe was appointed to serve as the Company’s Chief Financial Officer, John J. Hengel was appointed to serve as the Company’s Vice President of Finance, William P. Schultz was appointed to serve as the Company’s General Counsel, David A. Cataldi was appointed to serve as the Company’s President of the Acoustics and Components segments, Srivas Prasad was appointed to serve as the Company’s President of the Seating segment and Dr. Florestan von Boxberg was appointed to serve as the Company’s President of the Finishing segment. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference.

In connection with the closing, Walter Thomas Jagodinski and Ilan Kaufthal resigned from their positions as directors.

Executive Compensation

The compensation of our executive officers is generally described in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 246, which is incorporated herein by reference. The compensation of Jason’s named executive officers before the Business Combination is set forth in the Proxy Statement in the section entitled “Information about Jason—Executive Compensation” beginning on page 190, which is incorporated herein by reference.

On June 30, 2014, the stockholders of the Company approved the Jason Industries, Inc. 2014 Omnibus Incentive Plan (the “Plan”). The description of the Plan set forth in the section entitled “Proposal No. 8—Approval and Adoption of the Jason Industries, Inc. 2014 Omnibus Incentive Plan” beginning on page 151 is incorporated herein by reference. A copy of the full text of the Plan is filed as Exhibit 10.14 to this Current Report on Form 8-K and is incorporated herein by reference.

Director Compensation

On June 30, 2014, upon completion of the Business Combination, the board of directors considered and voted to approve the director compensation arrangement, below, as recommended by the Compensation Committee:

Cash:
Regular Director Annual Cash Retainer	$50,000
Non-Executive Chair Annual Cash Retainer	$100,000
Audit Committee Chair Retainer	$15,000
Audit Committee Member Retainer	$7,500
Compensation Committee Chair Retainer	$15,000
Compensation Committee Member Retainer	$7,500
Corporate Governance & Nominating Committee Chair Retainer	$7,500
Corporate Governance & Nominating Committee Member Retainer	$3,750

Equity(1)(2):
Grant date value of Annual Equity Retainer	$100,000

Illustrative Examples of Annual Cash:
Director, Chair of Comp. Committee, Member of Audit Committee	$72,500
Non-Executive Chair (also Corporate Governance & Nominating Committee Chair)	$107,500

Note:

(1)	Restricted Stock Unit (“RSU”) Grants would vest on the first anniversary of the date of grant.
(2)	Delivery of the shares underlying the RSUs would be deferred until the six-month anniversary of the conclusion of a Director’s Board service.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 270, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Investor Rights Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Employment Agreements” and “Item 1.01. Entry into a Material Definitive Agreement—Indemnification Agreements,” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The Company’s board of directors has determined that James P. Heffernan, Edgar G. Hotard, Robert H. Jenkins, Vince Martin, Dr. John Rutledge, James F. Stern and James M. Sullivan are independent within the meaning of Nasdaq Rule 5605(a)(2) and that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “Information about Jason—Legal Proceedings” beginning on page 189, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 273, which is incorporated herein by reference. As of the Closing Date, there were approximately 319 holders of record of the Company’s common stock.

In connection with the closing of the Business Combination, the Company’s common stock trading symbol was changed to “JASN” and its warrant trading symbol was changed to “JASNW.”

On June 30, 2014, in connection with the closing of the Business Combination, all of the units of the Company separated into their component parts of one share of common stock and one warrant to purchase one share of common stock of the Company, and the units ceased trading on NASDAQ.

Recent Sales of Unregistered Securities

Information about unregistered sales of Quinpario’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 2 to Quinpario’s Registration Statement on Form S-1 (File No. 333-189431) filed with the SEC on July 31, 2013.

On June 30, 2014, the Company conducted the private placement of 45,000 shares of Series A Convertible Preferred Stock for gross proceeds to the Company of approximately $45 million in reliance upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) thereof.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement in the section entitled “Description of Securities” beginning on page 254, which is incorporated by reference herein.

The Company has authorized 125,000,000 shares of capital stock, consisting of 120,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the Closing Date following the redemption, there were 21,990,666 shares of the Company’s common stock issued and outstanding, 45,000 shares of Series A Convertible Preferred Stock of the Company outstanding and warrants to purchase 18,400,000 shares of the Company’s common stock outstanding. As of the Closing Date, there were approximately 319 holders of record of the Company’s common stock, 11 holders of record of the Series A Convertible Preferred Stock and 2 holders of record of the Company’s warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement” beginning on page 87 and in Amendment No. 2 to Quinpario’s Registration Statement on Form S-1 (File No. 333-189431) filed with the SEC on July 31, 2013, in the section entitled “Limitation on Liability and Indemnification of Officers and Directors” beginning on page 107, which are incorporated herein by reference.

Financial Statements and Supplementary Data

The financial statements of Jason included in the Proxy Statement beginning on page F-30 are incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Change of the Company’s Independent Registered Public Accounting Firm

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under “—Financial Statements and Supplementary Data” and “Item 9.01. Financial Statements and Exhibits” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Credit Agreements” is incorporated in this Item 2.03 by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

Change of the Company’s Independent Registered Public Accounting Firm

In connection with the closing of the Business Combination, we expect to engage PricewaterhouseCoopers, LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the combined company’s financial statements. PwC served as the independent registered public accounting firm of Jason prior to the Business Combination, and in connection with the closing of the Business Combination our board of directors approved the change of accountants to PwC. Accordingly, as of June 30, 2014, Rothstein Kass, Quinpario’s independent accountant prior to the Business Combination, was informed that it will be dismissed as independent accountant following consummation of the Business Combination.

During the period from May 31, 2013 (inception) to December 31, 2013 and for the three months ended March 31, 2014, there were no: (1) disagreements with Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope procedure, which disagreements if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Rothstein Kass on the balance sheet as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows of Quinpario for the period from May 31, 2013 (inception) to December 31, 2013 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Rothstein Kass on the financial statements for the aforementioned period did contain an explanatory paragraph disclosing the uncertainty regarding the Company’s ability to continue as a going concern. A letter from Rothstein Kass is attached as Exhibit 16.1 to this Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Information with respect to the Company’s directors and executive officers immediately after and in connection with the consummation of the Business Combination is set forth in the Proxy Statement in the sections entitled “Potential Payments Upon a Qualifying Termination in connection with a Change in Control” beginning on page 201 and “Management After the Business Combination” beginning on page 246, which are incorporated herein by reference.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers,” “—Executive Compensation” and “—Director Compensation” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2014, the Company’s bylaws were amended and restated (the “Amended and Restated Bylaws”) pursuant to the closing of the Business Combination. The Amended and Restated Bylaws make certain changes to the prior bylaws. The Amended and Restated Bylaws provide, among other things:

•	that special meetings of the stockholders may only be called in the manner provided in the Company’s certificate of incorporation;

•	that a majority of the total number of directors then in office shall constitute a quorum;

•	that the board of directors may designate committees;

•	that transfers and registration of shares is subject to the provisions of the certificate of incorporation;

•	that the board of directors make determinations with regard to inspection of the Company’s books and records by stockholders, subject to the rights conferred by the laws of the State of Delaware; and

•	that the bylaws may only be modified in accordance with the Company’s certificate of incorporation.

A copy of the Amended and Restated Bylaws is filed with this Current Report on Form 8-K as Exhibit 3.2 and is incorporated herein by reference, and the foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference thereto.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by Quinpario’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 87, which is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 30, 2014, Quinpario held the Special Meeting in lieu of the 2014 annual meeting of the stockholders of Quinpario to (a) consider and vote upon a proposal to approve and adopt the Purchase Agreement and the transactions contemplated thereby, (b) consider and vote on an amendment to the Company’s amended and restated certificate of incorporation to (i) increase Quinpario’s authorized common stock and preferred stock, (ii) provide for the classification of the board of directors into three classes of directors with staggered terms of office and to make certain related changes, (iii) provide for certain additional changes, including changing Quinpario’s name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.” and (iv) provide for a consent to personal jurisdiction and service of process, (c) consider and vote upon a proposal to elect three directors to serve as Class III directors on the board of directors until the 2017 annual meeting of stockholders and their respective successors are duly elected and qualified, (d) consider and vote upon, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of Quinpario’s issued and outstanding common stock pursuant to the sale of preferred stock in a private placement (the “PIPE Investment”) and (1) open market or privately negotiated transactions with third parties on or before the time required that such shares were held of record on or before the record date for the Special Meeting, (2) a private placement with consummation no earlier than simultaneous with the Business Combination or (3) a combination thereof in order to ensure sufficient funds to consummate the Business Combination (the “Backstop Commitment”), (e) consider and vote upon a proposal to approve and adopt the Jason Industries, Inc. 2014 Omnibus Incentive Plan, (f) to consider and vote upon, in a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to the Company’s named executive officers upon completion of the Business Combination, and (g) consider and vote upon a proposal to adjourn the special meeting of stockholders, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there were not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

There were 24,608,333 shares of Quinpario common stock issued and outstanding on the record date for the Special Meeting. At the Special Meeting there were 21,870,040 shares voted by proxy or in person. The results for each matter were as follows:

•	Quinpario’s stockholders approved and adopted the Purchase Agreement and the transactions contemplated thereby, based on the following votes:

Votes FOR	Votes AGAINST	Abstain
21,870,040	0	0

•	Quinpario’s stockholders approved and adopted the Second Amended and Restated Certificate of Incorporation, based on the following votes:

Approval of an amendment to increase Quinpario’s authorized common stock:

Votes FOR	Votes AGAINST	Abstain
21,768,342	0	101,698

Approval of an amendment to provide for the classification of the board of directors into three classes of directors with staggered terms of office and to make certain related changes:

Votes FOR	Votes AGAINST	Abstain
16,553,954	3,734,188	1,581,898

Approval of an amendment to provide for certain additional changes, including changing the combined company’s corporate name from “Quinpario Acquisition Corp.” to “Jason Industries, Inc.”:

Votes FOR	Votes AGAINST	Abstain
20,754,388	988,754	126,898

Approval of an amendment to provide for a consent to personal jurisdiction and service of process:

Votes FOR	Votes AGAINST	Abstain
19,821,188	440,754	1,608,098

•	Quinpario’s stockholders elected three nominees to the board of directors, based on the following votes:

Edgar G. Hotard:

Votes FOR	Votes WITHHELD
21,220,766	649,274

Jeffry N. Quinn:

Votes FOR	Votes WITHHELD
20,701,168	1,168,872

David C. Westgate:

Votes FOR	Votes WITHHELD
21,219,766	650,274

•	Quinpario’s stockholders approved the issuance of more than 20% of Quinpario’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment, based on the following votes:

Votes FOR	Votes AGAINST	Abstain
21,220,766	547,576	101,698

•	Quinpario’s stockholders approved and adopted the Jason Industries, Inc. 2014 Omnibus Incentive Plan, based on the following votes:

Votes FOR	Votes AGAINST	Abstain
18,786,982	1,501,160	1,581,898

•	Quinpario’s stockholders approved, by a non-binding advisory vote, certain compensation arrangements that may be paid or become payable to the Company’s named executive officers upon completion of the Business Combination, based on the following votes:

Votes FOR	Votes AGAINST	Abstain
18,021,282	1,739,860	2,108,898

•	Quinpario’s stockholders approved the Adjournment Proposal, based on the following votes:

Votes FOR	Votes AGAINST	Abstain
21,718,742	48,600	102,698

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of Jason included in the Proxy Statement beginning on page F-30 are incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of March 16, 2014, by and among Jason Partners Holdings Inc., Jason Partners Holdings LLC, JPHI Holdings Inc. and the Registrant (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2014).

3.1	Second Amended and Restated Certificate of Incorporation of Jason Industries, Inc. (incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

3.2	Amended and Restated Bylaws of Jason Industries, Inc. (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

4.1	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference from Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on July 19, 2013).

4.2	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on July 31, 2013).

4.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on July 19, 2013).

10.1*	First Lien Credit Agreement, dated as of June 30, 2014, by and among Jason Incorporated, Jason Partners Holdings Inc., Jason Holdings, Inc. I, Deutsche Bank AG New York Branch, as administrative agent, the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto.

10.2*	Second Lien Credit Agreement, dated as of June 30, 2014, by and among Jason Incorporated, Jason Partners Holdings Inc., Jason Holdings, Inc. I, Deutsche Bank AG New York Branch, as administrative agent, the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto.

10.3*	First Lien Security Agreement, dated as of June 30, 2014, by and among Jason Partners Holdings Inc., Jason Holdings, Inc. I, Jason Incorporated and certain of its subsidiaries in favor of Deutsche Bank AG New York Branch.

10.4*	Second Lien Security Agreement, dated as of June 30, 2014, by and among Jason Partners Holdings Inc., Jason Holdings, Inc. I, Jason Incorporated and certain of its subsidiaries in favor of Deutsche Bank AG New York Branch.

10.5*	Investor Rights Agreement, dated as of June 30, 2014, by and among the Company, JPHI Holdings Inc. and certain stockholders of the Company.

10.6*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and David Westgate.

10.7*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and Stephen Cripe.

10.8*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and William Schultz.

10.9*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and David Cataldi.

10.10*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and Srivas Prasad.

10.11*	Employment Agreement, dated as of February 10, 2011, between Quinpario Acquisition Corp. and Dr. Florestan von Boxberg.

10.12*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and John Hengel.

10.13*	Form of Indemnification Agreement.

10.14	Jason Industries, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from Exhibit 99.1 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

16.1*	Letter from Rothstein Kass, dated June 30, 2014.

Exhibit No.	Description

21.1*	Subsidiaries of the Registrant.

99.1*	Press Release, dated June 30, 2014.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASON INDUSTRIES, INC.

By:	/s/ Stephen L Cripe
Name:	Stephen L. Cripe
Title:	Chief Financial Officer

Date: July 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of March 16, 2014, by and among Jason Partners Holdings Inc., Jason Partners Holdings LLC, JPHI Holdings Inc. and the Registrant (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on March 18, 2014).

3.1	Second Amended and Restated Certificate of Incorporation of Jason Industries, Inc. (incorporated by reference from Exhibit 4.2 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

3.2	Amended and Restated Bylaws of Jason Industries, Inc. (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

4.1	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference from Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on July 19, 2013).

4.2	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.2 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on July 31, 2013).

4.3	Specimen Warrant Certificate (incorporated by reference from Exhibit 4.3 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on July 19, 2013).

10.1*	First Lien Credit Agreement, dated as of June 30, 2014, by and among Jason Incorporated, Jason Partners Holdings Inc., Jason Holdings, Inc. I, Deutsche Bank AG New York Branch, as administrative agent, the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto.

10.2*	Second Lien Credit Agreement, dated as of June 30, 2014, by and among Jason Incorporated, Jason Partners Holdings Inc., Jason Holdings, Inc. I, Deutsche Bank AG New York Branch, as administrative agent, the subsidiary guarantors party thereto and the several banks and other financial institutions or entities from time to time party thereto.

10.3*	First Lien Security Agreement, dated as of June 30, 2014, by and among Jason Partners Holdings Inc., Jason Holdings, Inc. I, Jason Incorporated and certain of its subsidiaries in favor of Deutsche Bank AG New York Branch.

10.4*	Second Lien Security Agreement, dated as of June 30, 2014, by and among Jason Partners Holdings Inc., Jason Holdings, Inc. I, Jason Incorporated and certain of its subsidiaries in favor of Deutsche Bank AG New York Branch.

10.5*	Investor Rights Agreement, dated as of June 30, 2014, by and among the Company, JPHI Holdings Inc. and certain stockholders of the Company.

10.6*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and David Westgate.

10.7*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and Stephen Cripe.

10.8*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and William Schultz.

10.9*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and David Cataldi.

10.10*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and Srivas Prasad.

10.11*	Employment Agreement, dated as of February 10, 2011 between Quinpario Acquisition Corp. and Dr. Florestan von Boxberg.

10.12*	Employment Agreement, dated as of June 30, 2014, between Quinpario Acquisition Corp. and John Hengel.

10.13*	Form of Indemnification Agreement.

10.14	Jason Industries, Inc. 2014 Omnibus Incentive Plan (incorporated by reference from Exhibit 99.1 to the Registration Statement on Form S-8 filed by the Registrant on July 3, 2014).

16.1*	Letter from Rothstein Kass, dated June 30, 2014.

Exhibit No.	Description

21.1*	Subsidiaries of the Registrant.

99.1*	Press Release, dated June 30, 2014.

* Filed herewith.